EXHIBIT 23.3

DEGOLYER AND MACNAUGHTON
500 I SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

November 9, 2010

Magnum Hunter Resources Corporation
777 Post Oak Blvd., Suite 910
Houston, Texas 77056

Ladies and Gentlemen:

We consent to the incorporation of the reference to our third party letter report dated March 28, 2010, containing our opinion on the proved reserves, as of December 31, 2009, attributable to certain properties owned by Magnum Hunter Resources Corporation, which appears in the annual report on Form 10-K for the year ended December 31, 2009, in the Registration Statement on Form S-3, to be filed on or about November 9, 2010, of Magnum Hunter Resources Corporation. We further consent to reference to the name "DeGolyer and MacNaughton" in the "Experts" section of the Registration Statement on Form S-3.

Very truly yours, /s/ DeGOLYER and MacNAUGHTON DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716